UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Ampco–Pittsburgh Corporation

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726 Bell Avenue, Suite 301 Carnegie, Pennsylvania 15106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 9, 2018

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Ampco-Pittsburgh Corporation will be held in the Adams Room, 4th Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Wednesday, May 9, 2018 at 10:00 a.m., Eastern Time, for the following purposes:

1.	to elect a class of two directors for a term that expires in 2021;

2.	to hold an advisory vote to approve our executive compensation (the “Say-on-Pay” vote);

3.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2018; and

4.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Shareholders of record on March 12, 2018 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Maria V. Trainor,
Vice President, General Counsel and Secretary

Pittsburgh, Pennsylvania

March 26, 2018

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on May 9, 2018

The proxy statement and the annual report of the Corporation are available at

http://www.ampcopittsburgh.com/investors.html.

All shareholders are cordially invited to attend the meeting in person. Your vote is important, and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 26, 2018

Annual Meeting of Shareholders to be held May 9, 2018

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on or about March 29, 2018.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m., Eastern Time, May 9, 2018

• Place:	The Adams Room, 4th Floor The Duquesne Club 325 Sixth Avenue Pittsburgh, Pennsylvania

• Record Date	March 12, 2018

• Voting

Only shareholders as of the record date, March 12, 2018, are entitled to vote.

Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm unless you give your broker specific voting instructions.

Even if you plan to attend the annual meeting in person, please cast your vote as soon as possible by:

•  Using the Internet at www.proxyvote.com;

•  Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903; or

•  Mailing your signed proxy or voting instruction form.

• Attending the Annual Meeting

To be admitted in person, you will be required to present a government-issued photo identification (such as a driver’s license or passport).

If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

You do not need to attend the annual meeting to vote if you have properly submitted your proxy in advance of the meeting.

• Meeting Agenda

1.  Election of two directors;

2.  Non-binding, advisory vote to approve our executive compensation;

3.  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

4.  Transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

Voting Matters

Proposals	Board Recommendation
Election of Directors	FOR each nominee named in this proxy statement
Non-binding, advisory vote to approve our executive compensation	FOR
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	FOR

Board Nominees

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Michael I. German	67	2014	CEO and President of Corning Natural Gas Holding Corporation	Experience as CEO and director of a public company	X	Audit
Ann E. Whitty	60	2017	CEO of Ann Whitty Consulting, L.L.C.	Experience in global metals industry and in risk assessment, business and process improvement	X

Ratification of the Appointment of our Independent Registered Public Accounting Firm for 2018

We are requesting that shareholders ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The table below shows the fees paid by the Corporation to Deloitte & Touche LLP in 2017.

2017
Audit fees(a)	$1,343,263
Audit-related fees(b)	$2,695
Tax fees(c)	$177,642
All other fees	—

Total	$1,523,600

(a)	Fees for audit services primarily related to the audit of (1) the Corporation’s annual consolidated financial statements and its internal control over financial reporting and (2) statutory filings for the Corporation’s foreign subsidiaries.

(b)	Fees for audit-related services in 2017 primarily related to the subscription fee for Deloitte’s Authoritative Guidance.

(c)	Fees for tax services primarily related to tax advice provided in connection with an acquisition, tax restructuring transactions and transfer pricing studies.

Executive Compensation Program Highlights

Our executive compensation program is designed to attract and retain top talent by enabling the Corporation to compete effectively for the highest quality personnel and to pay for performance by aligning compensation with the achievement of both short-term and long-term financial objectives that build shareholder value.

The 2017 executive compensation program features a balanced mix of salary and performance-driven annual and long-term incentive award opportunities. In designing our executive compensation program, we have implemented programs and policies that support our commitment to good compensation governance and that create alignment between our executives and our shareholders, as highlighted below:

•

The Compensation Committee is comprised solely of independent directors. Each member of the Compensation Committee is a “non-employee director” of the Corporation, as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and an “outside director” for purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

•

The Compensation Committee conducts an annual review and approval of our compensation strategies, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•

In 2017, the Compensation Committee engaged Pay Governance LLC as its independent provider of compensation consulting services for decisions relating to compensation. Pay Governance was retained to identify a reasonable group of companies as a peer group to benchmark executive compensation levels and incentive plan design and to assist the Compensation Committee in fulfilling its responsibilities and duties.

•

A significant portion of each executive’s annual pay is based on objective performance metrics and, therefore, “at-risk” based on corporate performance. In addition, the equity-based portion of our executive compensation program is designed to align the interests of our executive officers and shareholders.

•

The Compensation Committee periodically reviews its compensation decisions against executive compensation at a peer group of companies comparable in terms of the primary scope metric of revenue and secondary scope metrics of market cap, assets and number of employees to ensure that our executive compensation program provides competitive compensation opportunities. The same peer group is used to determine our relative performance for vesting of a portion of performance share unit awards.

•	The equity awards granted to our executive officers vest over multi-year periods, consistent with current practice and our retention objectives.

•

We have a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to make.

•	We do not provide any Internal Revenue Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•	The compensation arrangements with our executive officers contain double-trigger equity acceleration provisions in the event of a change in control.

•	We have a policy prohibiting “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the “Compensation Discussion and Analysis” starting on page 23 in this Proxy Statement.

We encourage you to read the entire proxy statement and to vote your shares at the Annual Meeting. If you are unable to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: As a shareholder, we are providing these proxy materials to you in connection with our solicitation of proxies to be voted at our Annual Meeting of Shareholders, which will take place on May 9, 2018. These materials were first mailed to shareholders on or about March 29, 2018. You are invited to attend the Annual Meeting, and you are requested to vote on the proposals described in this Proxy Statement.

Q: What is included in these materials?

A: These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2017 Annual Report to Shareholders, which includes our audited consolidated financial statements.

These materials also include the proxy/voting instruction card for the Annual Meeting.

Q: What am I being asked to vote on?

A: You are being asked to vote on the following proposals:

•	Proposal 1—Election of two directors;

•	Proposal 2—Non-binding, advisory vote to approve our executive compensation (the “Say-on-Pay Proposal”);

•	Proposal 3—Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 (the “Deloitte Ratification Proposal”); and

•	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

Q: What are the voting recommendations of the Board of Directors?

A: The Board recommends the following votes:

•	FOR the election of the two director nominees named in this proxy statement;

•	FOR the Say-on-Pay Proposal; and

•	FOR the Deloitte Ratification Proposal.

Q: Will any other matters be voted on?

A: We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Michael G. McAuley and Maria Trainor (together, the “Proxies”) to vote on such matters in their discretion.

Q: How do I cast my vote?

A: If you are a shareholder of record, you may cast your vote using any of the following methods:

•	Via the Internet, by visiting the website “www.proxyvote.com” and following the instructions for Internet voting on your proxy/voting instruction card;

•	By dialing 1-800-690-6903 and following the instructions for telephone voting on your proxy/voting instruction card;

•	By completing and mailing your proxy/voting instruction card; or

•	By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur related ancillary costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares will close at 11:59 P.M. Eastern Time on May 8, 2018. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you vote by Internet or telephone or return your signed proxy/voting instruction card, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a proposal, your shares will be voted, with respect to that proposal, in accordance with the voting recommendations of the Board of Directors.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by Internet or telephone or you may complete and mail a voting instruction card to your broker or nominee. If you provide specific voting instructions by telephone, Internet or mail, your broker or nominee will vote your shares as you have directed.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time prior to the voting thereof at the Annual Meeting by:

•	Submitting a valid, later-dated proxy/voting instruction card;

•	Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 11:59 P.M. Eastern Time on May 8, 2018;

•	Notifying our Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in a brokerage account in your broker’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.

Q: What will happen if I do not instruct my broker how to vote?

A: If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe that the only proposal that will be considered routine under NYSE rules is the Deloitte Ratification Proposal, which means that your broker may vote your shares in its discretion on that proposal. This is known as “broker discretionary voting.”

The election of directors and the Say-on-Pay Proposal are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these matters if you have not provided instructions. This is called a “broker non-vote.”

We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Q: How many shares must be present to conduct business at the Annual Meeting?

A: Holders of at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q: What vote is required to approve the proposals?

A: In the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

The Say-on-Pay Proposal and the Deloitte Ratification Proposal will require approval by the majority of the votes cast at the Annual Meeting, assuming the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on these proposals.

Votes will be tabulated by an inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q: What does it mean if I receive more than one notice or proxy card or voting instruction form?

A: It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q: What do I need to do to attend the Annual Meeting?

A: Valid government-issued photo identification, such as a driver’s license or passport, is required to attend the Annual Meeting. The registration desk will open at 9:45 a.m. and the meeting will begin at 10:00 a.m. Please note that seating in the meeting room is limited.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting.

Q: Where can I find the voting results of the Annual Meeting?

A: We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on May 9, 2018. The first mailing of the proxy material to the shareholders is expected to be made on or about March 29, 2018.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for solicitations of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation, a duly executed proxy bearing a later date is presented or the shareholder subsequently votes the shares subject to the proxy.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 12, 2018, will be entitled to vote at the meeting. On that date, there were 12,362,198 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote. If you return your signed proxy but do not indicate how you wish to vote, your shares will be voted non-cumulatively “FOR” the election of each of the director nominees named in this Proxy Statement or voted cumulatively for one or more of the nominees at the discretion of the Proxies; “FOR” approval of the Say-on-Pay Proposal; and “FOR” approval of the Deloitte Ratification Proposal.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s Amended and Restated Bylaws, the presence of a quorum is required to transact business at the 2018 Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy abstains with respect to or withholds authority to vote on a particular matter, whether a broker is present or represented by proxy but lacks discretionary voting authority with respect to any particular matter or whether a broker with discretionary authority fails to exercise such authority with respect to any particular matter.

Proposal 1—Election of Directors. With respect to the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

Proposal 2—Advisory Vote on Executive Compensation. The approval of a majority of the votes cast at the Annual Meeting is required for advisory (non-binding) approval of our executive compensation program under the Say-on-Pay Proposal. The vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. Neither abstentions nor broker non-votes will count as votes cast and neither will affect the outcome of the Say-on-Pay Proposal.

Proposal 3—Deloitte Ratification Proposal. With respect to the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2018, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval. If the shareholders do not ratify the appointment of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but Deloitte may still be retained. Neither abstentions nor broker non-votes will count as votes cast and neither will affect the outcome of the Deloitte Ratification Proposal.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the NYSE, and the beneficial owner of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to exercise discretionary authority to vote your shares on Proposal 3, the Deloitte Ratification Proposal, even if it does not receive voting instructions from you. However, it is not permitted to exercise discretionary authority to vote your shares on Proposals 1 and 2 in the absence of voting instructions from you.

ELECTION OF DIRECTORS

(Proposal 1)

A class of two directors will stand for election for a term of three years to fill the class of directors whose term expires in 2018. All nominees for election to the Board of Directors are currently directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its March meeting and have indicated that they are willing to serve as directors if elected. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him or her.

Nominees for Directors for a Term of Office Expiring in 2021:

MICHAEL I. GERMAN (age 67, Director since 2014). Mr. German has been the Chief Executive Officer and President of Corning Natural Gas Holding Corporation (formerly known as Corning Natural Gas Corporation), a natural gas utility, for more than five years. Mr. German has been a director of Corning Natural Gas Holding Corporation since 2014 (and a director of Corning Natural Gas Corporation from 2006 until 2014) and is on the Boards of Directors of Three River Development Corporation and Northeast Gas Association, as well as the Board of Trustees of the Adirondack Park Institute. Mr. German also was a director of Pennichuck Corporation from 2008 until 2011. Mr. German’s experience as the chief executive officer of a public company, his many years of service as a director of companies and his broad leadership experience led the Board to conclude that he should serve as a director.

ANN E. WHITTY (age 60, Director since 2017). Since 2010, Ms. Whitty has been the CEO of Ann Whitty Consulting, L.L.C., providing C-suite level advisory services. Prior to 2010, Mr. Whitty worked at Alcoa Inc., where she had served in a number of leadership positions for 30 years, including, most recently, as the President of China Rolled Products. Ms. Whitty was appointed to the Board effective as of August 10, 2017, to fill a newly created directorship. Ms. Whitty’s experience as a senior executive in global industrial businesses in the metals industry and her skills in risk assessment, business and process improvement led the Board to conclude that she should serve as a director.

Continuing Directors Whose Term of Office Expires in 2020:

JAMES J. ABEL (age 72, Director since 2014). Prior to his retirement, Mr. Abel served as Interim President and Chief Executive Officer of CPI Corporation, an operator of portrait studios, from February 2012 to April 2013 and as a director from 2004 to April 2013. CPI Corporation filed a petition under federal bankruptcy laws in May 2013. Mr. Abel previously served as President and Chief Executive Officer of Financial Executives International, a firm representing senior financial executives in dealing with regulatory agencies involved with corporate financial reporting and internal controls, from May 2008 to February 2009. Mr. Abel has served as a director of The LGL Group, Inc., a globally-positioned producer of industrial and commercial electronic components and instruments, from 2011 until 2014. Mr. Abel’s background as a senior executive, his expertise in financial management and his experience with manufacturing operations, as well as his board experience, led the Board to conclude that he should serve as a director.

WILLIAM K. LIEBERMAN (age 70, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies, insurance brokerage and consulting company, for more than five years. In addition to more than forty years of management experience in the insurance, benefit and risk management areas, Mr. Lieberman has served as a director or trustee of many organizations including charitable companies, hospitals and universities. These qualifications led the Board to conclude that he should serve as a director.

STEPHEN E. PAUL (age 50, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s background in investment banking and private equity investment led the Board to conclude that he should serve as a director.

CARL H. PFORZHEIMER, III (age 81, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than five years. In addition to the attendant investment advisory analytical skills gained from such a position, his former role as chairman of the Audit and Risk Management Committees of U. S. Trust Co. led the Board to conclude Mr. Pforzheimer should serve as a director.

Continuing Directors Whose Term of Office Expires in 2019:

LEONARD M. CARROLL (age 75, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years. The Board concluded that Mr. Carroll should serve as a director because of his broad financial background and investment knowledge. He is a retired Certified Public Accountant and has held various positions in the banking industry including President, Director and Chairman for over 37 years.

LAURENCE E. PAUL (age 53, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years and prior to that was an investment banker for ten years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s experience as a senior investment banker and private equity investor for almost twenty years led the Board to conclude that he possessed skills in financial management and risk assessment that would be beneficial to the Corporation.

ERNEST G. SIDDONS (age 84 Director since 1981). Mr. Siddons was President and Chief Operating Officer of the Corporation for more than five years prior to his retirement in April 2009. With more than thirty years of experience with the Corporation in operations and financial management, the Board concluded that Mr. Siddons should serve as a director. Positions held earlier with the Corporation, including those of Chief Financial Officer and Treasurer and President of Union Electric Steel Corporation, and his qualification as a Chartered Accountant were also considered.

J. FREDRIK STRÖMHOLM (age 52, Director since 2016). Mr. Strömholm has been the Chief Executive Officer of Impilo AB (Stockholm), an investment company, since June of 2016. Mr. Strömholm was a partner at Altor Equity Partners AB, Stockholm for more than five years and served as its managing partner from 2010 through 2014. From 2008 until April of 2016, Mr. Strömholm served on the board of Akers Holdings AB, the parent company of Akers AB, a global manufacturer of rolls to the steel industry, which was acquired by the Corporation in March of 2016. Mr. Strömholm was also a director of Ferrosan Holding A/S, Ferrosan Medical Devices A/S, and Carnegie Holding AB, among others, all of which were companies owned by funds advised by Altor Equity Partners AB. Prior to 2003, Strömholm was a managing director at Goldman Sachs International in London. Mr. Strömholm’s long-term financial and investment background and his many years of service as a director of companies led the Board to conclude that he should serve as a director.

ELIZABETH A. FESSENDEN (age 62, Director since 2017). Ms. Fessenden served in a number of leadership positions at Alcoa Inc. from 1977 to 2005. Since 2008, she has been the principal of Fessenden Associates, a business consulting company. She has been a member of the board of directors of Quarles Petroleum since January of 2015. She also served as a director of Cardno from 2014 to 2015 and of O’Brien & Gere, from 2008 to 2014. Ms. Fessenden also served on the advisory board of Alloy Polymers and the board of directors of Polymer Group Inc. Ms. Fessenden was appointed to the Board effective as of August 10, 2017, to fill a newly created directorship. Ms. Fessenden’s extensive operations experience in the metals industry, her many years of service as a director of companies, and her broad leadership experience led the Board to conclude that she should serve as a director.

Chairman Emeritus

ROBERT A. PAUL (age 80). On March 2, 2016 the Board of Directors appointed Mr. Paul, our Chief Executive Officer until his retirement on December 31, 2014, as Chairman Emeritus and as a Director Emeritus, in accordance with and pursuant to Article II, Section 20 of the Corporation’s Amended and Restated By-Laws. As Chairman Emeritus and as a Director Emeritus, Mr. Paul assists the Board in a non-voting advisory role. Mr. Paul is also the Chairman and a director of The Louis Berkman Investment Company, a private investment company.

Laurence E. Paul and Stephen E. Paul are brothers and the sons of Robert A. Paul. There are no other family relationships among the directors and officers.

CORPORATE GOVERNANCE

Corporate Governance Summary

Presented below are some highlights of our corporate governance practices and policies. You can find further details about these and other corporate governance practices and policies in the following pages of this Proxy Statement.

•

Our Board is currently comprised of 13 directors, a majority of whom have been determined by the Board to be independent. Because two of our directors are not running for re-election at the Annual Meeting, our Board adopted a resolution on March 7, 2018, to reduce the size of the Board to 12, as permitted by our Amended and Restated Bylaws. Thus, immediately following the Annual Meeting, there will be 11 directors on our Board, with one vacancy remaining. We anticipate that the new CEO, when appointed, will fill that vacancy.

•	We currently have separate non-executive Chairman and Chief Executive Officer roles. Leonard M. Carroll serves as our non-executive Chairman.

•

All of the Board’s standing committees, other than the Executive Committee, are composed entirely of independent directors, and each such standing committee has a written charter that is reviewed and reassessed annually.

•	We have an annual self-evaluation process for the Board and each standing committee, other than the Executive Committee.

•

The Board evaluates individual directors whose terms are nearing expiration and who may be proposed for re-election. The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as other candidates.

•

The Board has designated Carl H. Pforzheimer, III, Chairman of our Audit Committee, as an “audit committee financial expert.” Our internal audit function reports directly to the Audit Committee. We annually ask our shareholders to ratify the Audit Committee’s selection of the Corporation’s independent auditors.

•	The Corporation has determined that it will hold a Say-on-Pay vote annually until the next shareholder vote on the frequency of such votes.

•	Our Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

•

Our Code of Business Conduct and Ethics, which applies to all of the Corporation’s officers, directors and employees, and our additional Code of Ethics, which applies to our Chief Executive Officer and Chief Financial Officer, are available on the Corporation’s website at www.ampcopittsburgh.com.

•

The Board has adopted an anti-hedging policy pursuant to which, without prior approval, no director, officer or employee of the Corporation at any time may purchase financial instruments that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Corporation.

•

The Board has adopted an anti-pledging policy pursuant to which officers and directors of the Corporation are prohibited from holding any securities of the Corporation in margin accounts or pledging any securities of the Corporation as collateral for any loan, subject to exceptions for de minimis pledging with prior approval.

•

The Board has adopted a clawback policy in connection with short and long term incentive plans. Pursuant to the policy, if the Corporation is required, because of fraud or negligence, to restate financial results for any restatement period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Compensation Committee has the right, during the three-year period following the restatement period, to review the matter and determine what, if any, repayment participants will be required to make.

•

The Board has adopted a policy prohibiting excise tax gross-ups of perquisites pursuant to which the Corporation is prohibited from making any tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, such as an expatriate tax equalization payment.

•

The Board has adopted a whistleblower policy to protect any employee who, in good faith, reports incidents of unethical business conduct, violations of laws or accounting standards, internal accounting controls or audit standards or danger to employees or public health and safety.

Board Independence

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that James J. Abel, Leonard M. Carroll, Elizabeth A. Fessenden, Michael I. German, Paul A. Gould, William K. Lieberman, Carl H. Pforzheimer, III, Ernest G. Siddons, and Ann E. Whitty do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the NYSE.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”). Specifically, Audit Committee members may not receive any compensation from the Corporation other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and SEC rules.

The Board has determined in its judgment that the Compensation Committee is composed entirely of independent directors within the Corporation’s independence standards and those of the NYSE. In making its determination, the Board considered, among other things, the factors applicable to members of the Compensation Committee pursuant to NYSE listing standards and Rule 10C-1 of the Securities Exchange Act of 1934.

Leadership Structure

John S. Stanik is the Corporation’s Chief Executive Officer. Mr. Leonard M. Carroll currently serves as the non-executive Chairman. The Chairman sets the agendas for and presides over the Board meetings. Mr. Stanik is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Corporation at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. The Board will assess periodically whether the roles should be separated or combined based on its evaluation of what is in the best interests of the Corporation and its shareholders.

As Chief Executive Officer, Mr. Stanik is the full-time executive managing the day-to-day operations of the Corporation.

On October 3, 2017, the Corporation announced that Mr. Stanik had notified the Board of his intention to retire as Chief Executive Officer sometime in 2018 or at such time as a suitable successor is identified and appointed. As of the date of the mailing of the Proxy Statement, the Board has not identified the successor to Mr. Stanik and is continuing its search. In light of his retirement as CEO, Mr. Stanik will not run for re-election to the Board of Directors at the Annual Meeting.

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of

Directors and with reviewing, at least annually, the qualifications of new and existing members of the Board of Directors. The Nominating and Governance Committee also considers the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules, as well as other appropriate factors, including overall skills and experience.

From time to time, the Nominating and Governance Committee will seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must provide the information set forth in, and otherwise comply with, Section 18 of Article II of the Corporation’s Amended and Restated By-Laws.

The shareholder recommendation and information described above must be sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106 and, in order to allow for timely consideration, must be received not less than 90 days in advance of the anniversary date of the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Nominating and Governance Committee would seek to gather information from or about the candidate. Such information may include information gathered through one or more interviews as appropriate and review of his or her accomplishments and qualifications generally, in light of any other candidates that the Nominating and Governance Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder. Although the Nominating and Governance Committee does not have a formal written diversity policy, it considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to one or more of the Corporation’s directors. Depending on the subject matter, the Corporate Secretary may attempt to handle the inquiry directly, such as when it is a request for information about the Corporation or a stock-related matter. The Corporate Secretary also may not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

Board’s Role in Risk Oversight

The Board of Directors as a whole is responsible for risk management oversight of the Corporation and ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Corporation’s business strategy and objectives is integral to the Board’s assessment of our risk profile and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management, the Chief Risk Officer, the Enterprise Risk Management Committee of the Corporation, and the committees of the Board. The full Board of Directors continually evaluates risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its standing committees. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Corporation’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporation’s corporate governance and corporate governance principles.

Director Terms

The Board is divided into three classes, and the directors in each class serve for three-year terms unless unable to continue to serve due to death, resignation, retirement or disability. The term of one class of directors expires each year at the Corporation’s annual meeting of shareholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced or by reassigning a director from another class. The Board also may create a new director position in any class and elect a director to hold the newly created position. In accordance with our Amended and Restated Articles of Incorporation, all directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.

Director Emeritus

The Board of Directors may, from time to time, appoint a former director as Director Emeritus. The designation, number and term of each Director Emeritus shall be within the sole discretion of the Board of Directors, and the Board of Directors may remove, with or without cause, a Director Emeritus at any time. A Director Emeritus, shall provide consulting or advisory services to the Board of Directors as requested from time to time by the Board of Directors and may be invited to attend meetings of the Board of Directors at the request of the Chairman but shall not vote, serve on any committee of the Board of Directors or be counted in determining a quorum. Each Director Emeritus shall be compensated for his services and reimbursed expenses incurred as determined by the Board of Directors by resolution from time to time.

Annual Meeting Attendance

The Corporation encourages its directors to attend the Annual Meeting of the Corporation’s shareholders. All of the directors then in office were in attendance at the 2017 Annual Meeting.

BOARD COMMITTEES; DIRECTOR COMPENSATION; STOCK OWNERSHIP GUIDELINES

Summary

During 2017, the Board had four standing committees: Audit Committee, Compensation Committee, Executive Committee, and Nominating and Corporate Governance Committee. The Board makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments may be made from time to time as deemed appropriate by the Board. The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

The current composition of the Board and each committee of the Board is set forth below:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee	Board of Directors
James J. Abel			X	X	X
Leonard M. Carroll			C		C
Elizabeth A. Fessenden					X
Michael I. German	X				X
Paul A. Gould	X	X		C	X
William K. Lieberman	X	C	X	X	X
Laurence E. Paul					X
J. Fredrik Strömholm					X
Stephen E. Paul					X
Carl H. Pforzheimer, III	C	X	X	X	X
Ernest G. Siddons	X				X
John S. Stanik			X		X
Ann E. Whitty					X

2017 Meetings	5	2	1	2	8

X—Member

C—Chair

All of the directors attended at least 75% of the applicable Board and committee meetings in 2017.

The non-management directors meet separately in regularly scheduled executive sessions without members of management present, except to the extent that the non-management directors request the attendance of one or more members of management. The Chairman presides over meetings of the non-management directors.

Audit Committee

The Audit Committee held 5 meetings in 2017 and was comprised of five directors: Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll (until May of 2017), Michael I. German, Paul A. Gould, William K. Lieberman, and Ernest G. Siddons (effective as of May 2017). None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Board has determined that none of the members of the Audit Committee have any financial or personal ties to the Corporation (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence applicable to members of the Audit Committee.

The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants. The Audit Committee also is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm, as well as evaluating the performance of our internal audit function and our financial reporting processes.

The Board of Directors has determined that Mr. Pforzheimer meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Each member of the Audit Committee is financially literate.

Compensation Committee

The Compensation Committee met twice in 2017 and is comprised of three directors: William K. Lieberman (Chairman), Paul A. Gould and Carl H. Pforzheimer, III. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation programs and policies and reviewing and recommending to the Board of Directors the participation of executives and other key management employees in the various compensation plans of the Corporation.

The Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the Compensation Committee in executive compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. In 2017, the Compensation Committee engaged Pay Governance LLC as its independent provider of compensation consulting services for decisions relating to 2017 compensation. The Committee also utilizes external legal advisors and assesses the independence of its advisors.

Certain executive officers of the Corporation attend meetings of the Compensation Committee from time to time and are given the opportunity to express their views on executive compensation matters.

Each member of the Compensation Committee is a “non-employee director” of the Corporation as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

Executive Committee

The Executive Committee met once in 2017. It was comprised of the following five directors: Leonard M. Carroll (Chairman), James J. Abel, William K. Lieberman, Carl H. Pforzheimer, III, and John S. Stanik. This Committee is responsible for providing guidance and counsel to the Corporation’s management team on significant matters affecting the Corporation and taking action on behalf of the Board where required in exigent circumstances, such as where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, the full Board.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee met twice in 2017 and was comprised of four directors: Paul A. Gould (Chairman), James J. Abel, William K. Lieberman and Carl H. Pforzheimer, III. The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending candidates for membership on the Board of Directors and its committees, developing and recommending to the Board of Directors the Corporation’s corporate governance policies and reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the Board of Directors and each of its committees.

Director Compensation

In 2017, upon recommendation of the Compensation Committee, the Board made a decision to reduce the size of the annual cash retainer from $50,000 to $40,000 and to increase the equity portion of director compensation from $60,000 to $70,000. The annual retainer is payable quarterly in cash in equal installments. The Board made this change in order to bring director compensation more in alignment with the interests of the Corporation’s shareholders. The Chairman of the Board received an additional $25,000 fee, the Chairman of the Audit Committee received an additional $15,000 annual fee, the Chairman of the Compensation Committee received an additional $10,000 fee, and the Chairman of the Nominating and Governance Committee received an additional $7,500 fee. Further, members of Board committees received the following additional fees: $7,500 for the Audit committee, $5,000 for the Compensation committee, and $3,750 for the Nominating and Governance Committee. Each non-employee director, other than Ms. Fessenden and Ms. Whitty, also received an annual stock award valued at $70,000. Ms. Fessenden and Ms. Whitty were elected to the Board effective as of August 10, 2017. As a policy, grants of stock are issued to the Corporation’s directors on the date of each annual meeting of shareholders. Therefore, Ms. Whitty and Ms. Fessenden did not receive stock awards in 2017. Directors do not receive meeting fees. The Compensation Committee reviews director compensation annually, in consultation with Pay Governance LLC, and considers whether changes are necessary. No changes are currently anticipated to the director compensation program for 2018.

The table below summarizes the director compensation earned by non-employee directors of the Corporation in 2017:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards ($)(3)	Other Compensation ($)	Total ($)
James J. Abel	46,250	70,000	0	116,250
Leonard M. Carroll	70,000	70,000	0	140,000
Elizabeth A. Fessenden	15,652	0	0	15,652
Michael I. German	50,000	70,000	0	120,000
Paul A. Gould	62,500	70,000	0	132,500
William K. Lieberman	63,750	70,000	0	133,750
Laurence E. Paul	42,500	70,000	0	112,500
Stephen E. Paul	42,500	70,000	0	112,500
Carl H. Pforzheimer, III	66,250	70,000	0	136,250
Ernest G. Siddons	47,500	70,000	0	117,500
Fredrik Strömholm	42,500	70,000	0	112,500
Ann E. Whitty	15,652	0	0	15,652
Robert A. Paul(4)	0	0	677,581	677,581

(1)	John S. Stanik has served as the Corporation’s Chief Executive Officer and as a director since January 1, 2015. Mr. Stanik did not receive any compensation for his service on the Board of Directors in 2017.

(2)	This column reflects annual cash retainer fees, including committee chair fees, as well as committee membership fees paid to each listed director. Ms. Fessenden and Ms. Whitty were elected effective as of August 10, 2017, and received director fees for the third and fourth quarters.

(3)	This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the stock awards granted to directors. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)	Mr. Paul earned $677,581 for consulting services pursuant to the Consulting Agreement between him and the Corporation, dated as of January 1, 2015, as amended to date. The Consulting Agreement terminated as of December 31, 2017.

Stock Ownership Guidelines

We have a long-standing approach of compensating directors in part with stock awards and encouraging retention of stock acquired through such awards or by market purchases. We believe retention of stock creates a long-term perspective and aligns the interests of our directors with those of our shareholders. In furtherance of this approach, the Board of Directors has established stock ownership guidelines for our CEO requiring the CEO to hold a minimum of 30,000 shares of the Corporation’s common stock, subject to certain exceptions for reasonable estate and tax planning and diversification purposes. Mr. Stanik has five years to acquire the shares.

The Board of Directors is covered by a director stock ownership policy which provides that all directors must hold at least 1,000 shares of the Corporation’s common stock. All current directors satisfy this policy as of March 12, 2018, except for Ms. Whitty and Ms. Fessenden, who were elected to the Board after the 2017 Annual Meeting and, thus, did not receive stock grants. Ms. Fessenden and Ms. Whitty will receive stock grants on the date of the 2018 Annual Meeting of Shareholders and will be compliant with the policy. The Board of Directors will review these guidelines at least annually to evaluate whether they remain effective.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of More Than Five Percent

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than directors or officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 12,362,198 shares outstanding as of March 12, 2018.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Mario J. Gabelli (and entities which he controls or for which he acts as chief investment officer ) One Corporate Center Rye, NY 10580	2,448,721	(1)	19.81%
Altor Fund II GP Limited (and affiliates) 11-15 Seaton Place St Helier Jersey JE4 OQH Channel Islands	1,776,604	(2)	14.37%
The Louis Berkman Investment Company 600 Grant Street, Suite 3230 Pittsburgh, PA 15219	1,339,017	(3)	10.83%
Dimensional Fund Advisors LP(4) Building One, 6300 Bee Cave Road Austin, TX, 78746	673,086	(4)	5.44%

(1)	According to the amended Schedule 13D filed on December 11, 2017, Mario J. Gabelli beneficially owns 2,448,721 shares of our Common Stock and has sole dispositive and voting power with respect to such shares.

(2)	According to Schedule 13D filed on April 1, 2016, Altor Fund II GP Limited (“Altor Fund”) beneficially owns 1,776,604 shares of our Common Stock. Altor Fund has shared voting and dispositive power with respect to the shares beneficially owned by each of the reporting persons, as set forth in the Schedule.

(3)	According to the amended Schedule 13D filed on February 2, 2009, and Form 4 filed on March 12, 2018, The Louis Berkman Investment Company beneficially owns 1,339,017 shares of our Common Stock and has sole voting and dispositive power with respect to such shares. Laurence E. Paul and Stephen E. Paul, directors of the Corporation, own 27.62% and 28.24%, respectively, of The Louis Berkman Investment Company’s non-voting stock, held in various trusts.

(4)	According to Schedule 13G filed on February 12, 2018, Dimensional Fund Advisors LP (“Dimensional Fund”) has sole dispositive power with respect to 673,086 shares our Common Stock, and voting power with respect to 631,694 shares of our Common Stock. Dimensional Fund is an investment adviser to four investment companies and furnishes investment advice to certain funds, trusts and separate accounts (the “Funds”). All shares of Common Stock are owned by the Funds and Dimensional Fund disclaims beneficial ownership of these securities.

Director and Executive Officer Stock Ownership

The following table sets forth as of March 12, 2018, information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group. The “percent of class” in the table below is calculated based upon 12,362,198 shares outstanding as of March 12, 2018.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
J. Fredrik Strömholm	1,784,813	(1)	14.4%
Laurence E. Paul	1,354,931	(2)	10.9%
Stephen E. Paul	1,354,931	(3)	10.9%
Terrence W. Kenny	109,463	(4)	*
Rose Hoover	107,521	(5)	*
Ernest G. Siddons	50,921	(6)	*
John S. Stanik	20,761	(7)	*
Rodney L. Scagline	20,301	(8)	*
William K. Lieberman	17,914	(9)	*
Leonard M. Carroll	17,414	(10)	*
Carl H. Pforzheimer, III	15,914	(11)	*
Paul A. Gould	15,914	(10)	*
Michael I. German	15,049	(10)	*
James J. Abel	12,049	(10)	*
Michael G. McAuley	4,316	(12)	*
Elizabeth A. Fessenden	0		*
Ann E. Whitty	0		*
Directors and Executive Officers as a group (21 persons)	3,665,260	(13)	29.6%

*	Less than 1%

(1)	Represents 8,209 shares held directly and 1,776,604 shares owned by Altor Fund. Mr. Strömholm has a vested profit share interest in Altor Fund but disclaims beneficial ownership of these shares.

(2)	Represents 15,914 shares owned directly and 1,339,017 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 27.62% of its non-voting stock.

(3)	Represents 15,914 shares owned directly and 1,339,017 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 28.24% of its non-voting stock.

(4)	Represents 4,418 shares owned directly, 102,500 shares that he has the right to acquire within sixty days pursuant to stock options and 2,545 restricted stock units (“RSUs”) that will vest within sixty days.

(5)	Represents 3,737 shares owned directly, 99,334 shares that she has the right to acquire within sixty days pursuant to stock options and 4,450 RSUs that will vest within sixty days.

(6)	Includes 2,000 shares held jointly with his wife, 13,921 shares owned directly and 35,000 shares he has the right to acquire within sixty days pursuant to stock options.

(7)	Represents 9,587 shares owned directly and 11,174 RSUs that will vest within sixty days.

(8)	Represents 3,393 shares held directly, 12,500 shares that he has the right to acquire within sixty days pursuant to stock options and 4,408 RSUs that will vest within sixty days.

(9)	Includes 3,000 shares held jointly with his wife and 14,914 shares owned directly.

(10)	Represents shares held directly.

(11)	Includes 15,914 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(12)	Represents 1,768 shares held directly and 2,548 RSUs that will vest within sixty days.

(13)	Excludes double counting of shares deemed to be beneficially owned by more than one director.

Unless otherwise indicated, the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2017, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements. However, in 2017, each of the following officers either included in a Form 4/A (amending a 2016 Form 4 filing) or a Form 4 (if no applicable Form 4 filing was made in 2016), one grant of stock inadvertently omitted in 2016: John S. Stanik, Rose Hoover, Michael G. McAuley, Maria Trainor, Rodney L. Scagline, Marliss D. Johnson, and Terrence W. Kenny.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Say-on-Pay vote is advisory and therefore not binding on the Corporation or the Board. However, the Board of Directors and the Compensation Committee will carefully review the opinions that our shareholders express and will take the outcome of the vote into account when making decisions regarding executive compensation. Our Board of Directors adopted a policy to hold this advisory vote on executive compensation annually.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our shareholders about executive compensation. As set forth in the Compensation Discussion and Analysis (the “CD&A”), the overall objectives of our executive compensation program are to provide compensation that is competitive, create a structure that is based on achievement of performance goals and provide incentive for long-term continued employment.

In accordance with the voting results for the proposal considered at the Corporation’s 2017 Annual Meeting of Shareholders regarding the frequency of advisory Say-on-Pay votes, the Corporation determined to hold an advisory Say-on-Pay vote annually until the next shareholder vote on the frequency of such advisory Say-on-Pay votes.

Shareholders are encouraged to read the CD&A, starting on page 23, which discusses how the elements of the compensation packages for the named executive officers are determined, and review the Summary Compensation Table and the other related tables and narrative disclosures following the CD&A. The Board and the Compensation Committee believe that the Corporation’s policies and procedures on executive compensation are strongly aligned with the long-term interests of our shareholders and are effective in achieving the strategic goals of the Corporation. The Say-on-Pay vote gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the shareholders of Ampco-Pittsburgh Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Corporation’s proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION AND THEREBY ENDORSE THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes the key features of our executive compensation program for 2017 for our “named executive officers”:

2017 Named Executive Officers

Name	Title (as of last day of 2017)
John S. Stanik	Chief Executive Officer
Michael G. McAuley	Vice President, Chief Financial Officer and Treasurer
Rose Hoover	President and Chief Administrative Officer
Rodney L. Scagline	President of Union Electric Steel Corporation
Terrence W. Kenny	President of Air & Liquid Systems Corporation

We have divided this discussion into six parts:

1.	2017 Highlights

2.	Key Features of Our Executive Compensation Program

3.	2017 Compensation Objectives and Governance

4.	2017 Compensation Decisions

5.	Key Incentive Plan Design Changes for 2018

6.	Other Compensation Practices and Policies

2017 HIGHLIGHTS

The 2017 executive compensation program features a balanced mix of salary and performance-driven annual and long-term incentive award opportunities. The chart below illustrates the target compensation opportunities in 2017 for Mr. Stanik, our Chief Executive Officer (“CEO,” and also referred to as our Principal Executive Officer or “PEO”). As compared to 2016, the Compensation Committee, with input from Pay Governance, re-balanced Mr. Stanik’s 2017 annual and long-term incentive award opportunities by increasing the target bonus opportunity and decreasing the long-term incentive opportunity, without significantly changing his total incentive compensation opportunity. The Compensation Committee did this in order to more closely align Mr. Stanik’ incentive pay mix with the competitive market and to create a focus on improving the Corporation’s performance in the short-term.

Throughout 2017, we continued to see ongoing but moderate growth in steel demand and a slight recovery in the North American oil and gas markets. The revenue at Forged and Cast Engineered Products segment increased by nearly 40%. However, as a result of reduced operations in 2016, the industry turnaround caused us to face labor shortages in the regions where the segment operations are located. In addition, the segment was faced with significant increases in the cost of raw materials and shortages of certain consumables, such as electrodes and refractories. The revenue at Air and Liquid Processing segment also increased in 2017, despite almost no recovery in the coal-fired power market and a drop in the turbine power generation business. Overall, as a result of significant revenue growth, completion of most acquisition integration requirements, extreme progress in strategic diversification initiatives and a major reduction in operating losses, compared to 2016, the Corporation did nearly achieve its company-wide business goal related to income from operations, a key metric in our compensation program, as described below. In addition, both the Forged and Cast Engineered Products and the Air and Liquid Processing segments either nearly achieved or achieved, respectively, their target operating income goals. However, we were not able to achieve the adjusted earnings per share (“EPS”) goal.

Based on these business performance results, the named executive officers received annual incentive awards related to the company-wide goals based on income from operations. As discussed further below, each of the named executive officers also received annual incentive awards based on personal performance, and Mssrs. Kenney and Scagline also received awards based on the Air and Liquid Processing segment and Forged and Cast Engineered Products operating income goals, respectively, that were achieved. The 2017 EPS threshold goal for the 2015-2017, the 2016-2018, and the 2017-2019 performance stock units (“PSUs”) awards was not achieved, and, as a result, those portions of the PSU awards were forfeited. The threshold for the relative TSR portion of the 2015-2017 PSUs was also not achieved, and as a result, that portion of the 2015-2017 PSU was also forfeited.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Our Compensation Committee believes that our executive compensation program includes key features that align the interests of our named executive officers and the Corporation’s long-term strategic direction with the interests of our shareholders and does not include features that could misalign their interests.

KEY FEATURES

•  Align CEO Pay with Company Performance:

A significant portion of our CEO’s actual pay is tied to annual performance goals and long-term shareholder returns. A majority of long-term incentive awards were provided as performance-based PSUs.

•  Use Long-Term Incentives to Link a Significant Portion of Named Executive Officer Pay to Company Performance:

A significant portion of pay for our named executive officers is long-term incentives linked to growing earnings per share and total shareholder return.

• Balance Short-Term and Long-Term Incentives: Our incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.
• Cap Incentive Awards: Annual incentive awards and PSUs include capped payouts (200% for annual incentives and 150% for PSUs).

•  Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

Our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•  Authorize the Board to Claw Back Executive Compensation:

We have implemented a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any Restatement Period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to make.

•  Use of Independent Compensation Consultant:

In 2017, the Committee engaged Pay Governance LLC, a compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Pay Governance LLC does not provide any other services to the Corporation.

•  Use of Peer Group:

The Compensation Committee periodically checks its compensation decisions against executive compensation at a peer group of companies comparable in terms of the primary scope metric of revenue and secondary scope metrics of market cap, assets and number of employees to ensure that our executive compensation program provides competitive compensation opportunities. The same peer group is used to determine our relative performance for vesting of a portion of PSU awards.

• Multi-Year Vesting Periods: The equity awards granted to our executive officers are earned over multi-year periods, consistent with current practice and our retention objectives.

•  Use of Performance Metrics:

A significant portion of each executive’s annual pay is based on objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and shareholders.

• No Section 280G Tax Gross-Up Rights: We do not provide any Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•  No Option Repricing or Replacement without Shareholder Approval:

The Corporation’s 2016 Omnibus Incentive Plan prohibits “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

2017 COMPENSATION OBJECTIVES

The compensation paid or awarded to our named executive officers for 2017 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as the “performance incentive.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as the “retention incentive.”

We believe various components of our 2017 compensation payments and awards meet the following objectives:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Restricted Stock Units	Competitive Compensation Retention Incentives

Performance Stock Units	Competitive Compensation Performance Incentives Retention Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

In 2017, compensation decisions for our CEO were made by the Compensation Committee and approved by the Board of Directors. The Compensation Committee, in consultation with the CEO, made a recommendation to the Board of Directors with respect to director compensation and compensation of executive officers who report directly to the CEO, including each of the named executive officers. In assessing competitive compensation, the Committee relied primarily on recommendations provided by Pay Governance LLC as the Committee’s independent compensation consultants.

2017 COMPENSATION DECISIONS

Salaries

New salary levels for our named executive officers were established in April of 2017. Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board, the Chairman or the CEO. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our CEO and other named executive officers are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Compensation Committee.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the CEO over time that the level of responsibility, function, experience, and length of service that each of the officers possess are as follows:

Name	2017 Base Pre-Adjustment Salary($)	2017 Base Adjusted Salary($)	Percentage Increase
John S. Stanik	618,000	630,000	2%
Michael G. McAuley	340,000	348,000	2%
Rose Hoover	364,000	375,000	3%
Rodney L. Scagline	325,000	336,400	3.5%
Terrence W. Kenny	319,500	327,000	2%

Incentive Bonus Plan Awards

The incentive bonus plan award for 2017 for each named executive officer was determined using the following formula:

Target Annual Incentive	X	70% Weighting	X	Business Performance Achievement	=	Business Performance Portion of Annual Incentive
+
Target Annual Incentive	X	30% Weighting	X	Personal Goal Achievement to Improve Their Area of Responsibility	=	Personal Performance Portion of Annual Incentive
Annual Incentive Award

Threshold, target and maximum levels were set for the performance goals, such that no amount would be paid for performance below threshold, 50% of target would be paid for performance at threshold, and no more than 200% of target would be paid for performance at or above maximum.

Target Annual Incentive Awards. Target annual incentive awards were established by the Compensation Committee as a percentage of base salary for each named executive officer, intending to provide a competitive bonus opportunity aligned to the named executive officer’s role, responsibilities and historic pay, as follows:

Name	Target Annual Incentive As % of Base Salary	Target Annual Incentive Amount
John S. Stanik	85%	$535,500
Michael G. McAuley	50%	$174,000
Rose Hoover	50%	$187,500
Rodney L. Scagline	45%	$151,380
Terrence W. Kenny	40%	$130,800

Business Performance Goals (Weighted 70%). For Mr. Stanik, Mr. McAuley and Ms. Hoover, the business performance portion of the annual incentive was based on goals related to the Corporation’s 2017 income from operations as compared to the Corporation’s business plan for 2017. Income from operations was chosen by the Compensation Committee in the belief that it is the most accurate objective measure of business performance. The Compensation Committee eliminates most charges or windfalls which are generally beyond the control of the executives and adjusts actual and planned income to allow for the exclusion of costs primarily related to asbestos litigation and acquisition revenue and expense.

For Mr. Scagline and Mr. Kenny, as the leaders of our key business segments, the business performance portion of the annual incentive was based both on the Corporation’s 2017 income from operations and the relevant business segment operating income (each portion weighing 20% and 50%, respectively, of the total annual incentive award opportunity). The Compensation Committee believed that this weighting would provide greater focus for these named executive officers on business segment performance over which the named executive officer has primary responsibility, balanced by an interest in overall corporate results.

The following table shows the relevant goals and payout percentages for 2017. The Compensation Committee set the 2017 goals above the actual operating income levels in 2016, to create an incentive for improvement of the operating income of the Corporation and the business segments. The overall corporate-level goals are lower than the sum of the business segment goals because corporate-level operating income is reduced by certain expenses not included in determining business segment operating income. We use linear interpolation method to determine the actual payout amounts.

Corporate and Business Segment Operating Income Goals for 2017 (in $000’s)			Performance Achievement Level	Payout Percentage (of Target Award)
Corporate-Level (all NEOs)	Forged and Cast Engineered Products Segment (Mr. Scagline)	Air and Liquid Processing Segment (Mr. Kenny)
Less than (11,657)	Less than (2,987)	Less than 7,660	Below Threshold	0%
(11,657)	(2,987)	7,660	Threshold	50%
(9,487)	(1,267)	10,210	Target	100%
(4,657) and above	1,483	14,290	Maximum	200%

Personal Performance Goals (Weighted 30%). The Compensation Committee recommended, and the Board approved, personal performance goals for each of the named executive officers. The Compensation Committee ultimately exercises informed judgment in determining the degree to which individual performance goals are achieved. The following table summarizes the areas of personal performance considered material to the 2017 annual incentive awards:

Name	Key Personal Performance Goals
John S. Stanik	Improvement of UES gross margin, improvement of Corporation’s operating income level and free cash flow level, establishment of a three-year open-die market penetration strategic plan
Michael G. McAuley	Shortening of accounting closing cycle; improvements to corporate liquidity; refinancing of certain indebtedness; Sarbanes-Oxley compliance for recently acquired entities; improvements to financial planning and analysis processes; other strategic projects
Rose Hoover	Reduction of expenses for certain departments at corporate level; consolidation of payroll administrators; completion of certain environmental compliance goals; other strategic projects
Rodney L. Scagline	Improvement of quarterly forecasting of sales; completion of long-term cast roll plant consolidation plan; management of trade working capital to improve operational cash flow; development and implementation of a low-cost cast roll product offering from the Corporation’s joint ventures in China; re-establishment of growth in open-die products
Terrence W. Kenny	Improvement of operating income level at the Aerofin division of A&LSC; increasing cash flow level at the Air and Liquid Processing segment; increased involvement in sales efforts of all three divisions in the segment; other business segment strategic goals

2017 Annual Incentive Award Decisions Based on Performance. The Corporation had a loss from operations for 2017 of ($9,581,138) (excluding certain non-routine revenue and expense items, such as entity restructuring costs, asbestos litigation defense costs, and certain other items), as compared to an operating loss of ($21,854,897) in 2016. The 2017 result was nearly at target level (97.8%) of performance for the year, resulting in the payout of above threshold but slightly below target for that portion of the 2017 annual incentive awards specified below. The Forged and Cast Engineered Products segment had an operating loss for 2017 of ($1,518,836), which was below target level of performance for that business segment, resulting in a payout above threshold but below target for that portion of the 2017 annual incentive award for Mr. Scagline specified below. Air and Liquid Processing segment had operating income of $10,489,395, which exceeds the target level of performance, resulting in the payment above target for that portion of the 2017 annual incentive award for Mr. Kenny. After a review of individual performance for the year against the goals noted above, the Compensation Committee approved the following annual incentive awards for the named executive officers for 2017, which are included in the Summary Compensation Table for 2017 under “Non-Equity Incentive Plan Compensation”:

Name	Target Annual Incentive Award	Business Performance Portion (70% weighting)	+	Personal Performance Portion (30% weighting)	=	Actual Annual Incentive Award
John S. Stanik	$535,500	$366,603	+	$110,200		$476,803
Michael G. McAuley	$174,000	$119,120	+	$54,600		$173,720
Rose Hoover	$187,500	$128,363	+	$95,600		$223,963
Rodney L. Scagline	$151,380	$99,774	+	$28,400		$128,174
Terrence W. Kenny	$130,800	$95,432	+	$54,500		$149,932

Long-Term Incentive Awards

The Corporation has adopted the 2016 Omnibus Incentive Plan under which the Compensation Committee may grant the named executive officers and other key employees a variety of types of equity-based awards. The Compensation Committee believes that annual grants of equity-based awards serve the purpose of aligning the interests of our named executive officers with the interests of our shareholders. Vesting conditions for equity-based awards also encourage executive retention. Before 2015, the Corporation had the practice of making annual grants of stock options. Since 2015, the Compensation Committee has not granted stock options and instead has begun a practice of granting long-term incentive awards in the form of annual grants of performance-vesting restricted stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”). The Compensation Committee believes the current mix of equity incentive awards further ties pay to our Corporation’s performance while also aligning interests with our long-term shareholders and encouraging retention.

Target Award Amounts. The Compensation Committee sets a target dollar amount for the value of long-term incentive awards granted each year. These target amounts are set as a percentage of base salary for each named executive officer, intending to provide a competitive long-term incentive award opportunity aligned to the named executive officer’s role, responsibilities and historic pay, as follows:

Name	Target Long-Term Incentive As % of Base Salary	Target Long-Term Incentive Amount
John S. Stanik	105.1%	$662,000
Michael G. McAuley	58.62%	$204,000
Rose Hoover	73.3%	$275,000
Rodney L. Scagline	59.5%	$200,000
Terrence W. Kenny	42.8%	$140,000

Whether the named executive officers realize these target amounts depends on our Corporation’s financial results and stock price performance and the executive’s continued employment with us.

Mix of Awards: PSUs and RSUs. Beginning in 2015, the Compensation Committee determined that the long-term incentive awards for the named executive officers should be provided in balanced mix of RSUs, weighted 30%, and PSUs, weighted 70%. This weighting, and the performance requirements for PSUs discussed below, is intended to further align the compensation realized by our named executive officers over time with the Corporation’s performance. The PSUs, to the extent earned based on performance, do not vest until the end of the performance period, and the RSUs vest in three equal annual installments starting on the first anniversary of the grant date, to further encourage executive retention. Consistent with past practice, the grants are made on or about the same date as our annual meeting of shareholders for each year.

Performance Design for PSUs. PSUs become earned based on the Corporation’s performance over a three-year performance period, 2017-2019. The Compensation Committee determined that the performance vesting conditions should be based on a mix of our performance against annually determined goals regarding EPS, weighted 40% of the total long-term incentive award opportunity including the RSUs, and our total stockholder return (TSR) as compared against a peer group over the performance period, weighted 30% of the total long-term incentive award opportunity including the RSUs. The Compensation Committee believes that EPS performance reflects efficient earnings performance against our equity base, and that TSR performance ensures that compensation results are tied to our relative performance against our peers. Because of the inherent challenge in setting EPS goals over a three-year period and to better ensure appropriately challenging goals, the Compensation Committee determined that the EPS portion of the award should be set at the beginning of each performance year during the three-year period.

The following table shows the EPS portion of the design.

EPS Performance Goals1

(40% of Total Long-Term Incentive Award Opportunity)

Achievement	% of EPS Portion Target Earned	2017 EPS Goals	2018 EPS Goals	2019 EPS Goals
Below Threshold	0%
Threshold	75%	($0.0875)	TBD	TBD
Target	100%	($0.07)	TBD	TBD
Maximum	150%	($0.035)	TBD	TBD

[1]	For this purpose, EPS means the Corporation’s net income per common share (basic) for each year during the performance period, adjusted as determined by the Committee to exclude the effect of certain items such as asset write-downs or impairment charges, litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; and the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

The following table shows the relative TSR design. TSR includes cumulative cash dividends (without interest) declared during the performance period. To guard against stock price volatility, the beginning and ending stock prices for determining relative TSR are based on an 11-day average using the closing price on the applicable date +/-5 trading days.

Relative TSR Performance Goals

(30% of Total Long-Term Incentive Award Opportunity)

Achievement	TSR Percentile Rank	% of TSR Portion Target Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	75%
Target	50th percentile	100%
Maximum	75th percentile and above	150%

The peer companies for this purpose selected by the Compensation Committee are the same as used by the Compensation Committee to view the competitiveness of our executive compensation program, as discussed further below.

For each of the EPS and relative TSR performance goals, results between threshold and target or between target and maximum are interpolated on a straight-line basis.

2017 Results for PSUs. For 2017, our EPS for purposes of the outstanding PSU awards was $(.07) per share. Because this result was below the threshold goal, the portion of the PSUs related to 2017 EPS was forfeited. In addition, relative TSR for the 2015-2017 PSUs performed below the 25th percentile, and as a result that portion of the 2015-2017 PSUs was forfeited.

KEY INCENTIVE PLAN DESIGN CHANGES FOR 2018

In 2017, our Compensation Committee conducted a comprehensive review of the design of both the annual incentive and the long-term incentive plans and made certain changes. The Committee believes that the new design will continue to provide performance-based compensation opportunities tied to measurable performance goals that will drive long-term shareholder value.

The changes to the Annual Incentive Plan include:

•

The annual incentive will be based 70% on the business performance and 30% on individual performance. With respect to the 70% business performance portion, 50% of it will be based on operating income and 50% - on EPS.

•

For the executives at the corporate level, the operating income portion of the annual incentive will be based on the performance of both business segments of the Corporation. For business segment leaders, 100% of the operating income portion of the annual incentive will be based on the performance of the relevant segment.

•	Corporate EPS will be measured at the corporate level for all plan participants.

The changes to the Long-Term Incentive Plan include:

•

The long-term incentive awards will continue to be based on a mix of RSUs and PSUs. However, the RSUs will be weighted 1/3 of the total long-term incentive opportunity and PSUs will be weighted 2/3 of the total long-term incentive opportunity. With respect to the PSUs, 50% of PSUs will be based on Return on Invested Capital (“ROIC”) and 50% will be based on relative TSR, each of which will be measured over a three-year performance period.

The Compensation Committee believes that moving the EPS metric from the long-term incentive into the annual incentive will ensure that all participants will be focused on improving the Corporation’s EPS. In addition, replacing the EPS portion of the long-term incentive with ROIC will put emphasis on the improvement of long-term returns on capital, rather than short-term EPS.

OTHER COMPENSATION PRACTICES AND POLICIES

See “Key Features of Our Executive Compensation Program” above for a summary of a number of key policies and practices designed to result in a balanced executive compensation program that encourages appropriate, and not excessive, levels of risk taking by our named executive officers. Below are certain additional policies and practices regarding our program:

Use of Peer Companies

The Compensation Committee periodically checks its compensation decisions against executive compensation at a peer group of companies comparable in terms of the primary scope metric of revenue and secondary scope metrics of market cap, assets and number of employees to ensure that our executive compensation program provides competitive compensation opportunities for our named executive officers. The Compensation Committee uses this information for general context on executive compensation practices and levels in the market, and does not have a formal policy to benchmark compensation mix or levels for the named executive officers to a specified competitive level against these peers.

The Compensation Committee most recently considered the appropriate peer companies in 2017. At that time, the Compensation Committee approved a list of 18 peer manufacturing companies, taking into account size and complexity of the business based on revenue, total assets and market cap. At the time established, the Corporation approximated the median size of the peer companies in revenues, was above the median in assets and below median in market cap. The peer company list approved in 2017 is as follows:

Badger Meter Inc. Calgon Carbon Corporation Chase Corporation DMC Global Inc. Douglas Dynamics, Inc. FreightCar America Inc. Gorman-Rupp Co.	Hardinge Inc. Haynes International, Inc. Hurco Companies Inc. Insteel Industries, Inc. Kadant Inc. LB Foster Co. Lydall Inc.	Manitex International, Inc. NN Inc. Twin Disc, Incorporated Universal Stainless & Alloy Products Inc.

Ongoing and Post-Employment Agreements

We have a legacy supplemental executive retirement plan that enables certain of our named executive officers to accrue retirement benefits as the executive continues to work for us, as well as change in control agreements that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they are designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•

Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. The named executive officers who participate in the SERP are Ms. Rose Hoover and Mr. Terry Kenny. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders, rather than their personal circumstances, in the context of a potential change in control. Our agreements with executives provide for payments and other benefits only if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. Given our current compensation levels, the potential impact of Section 162(m) has not been a material consideration for the Committee. While the Tax Cuts and Jobs Act may limit the deductibility of compensation paid to the named executive officers in the future, the Committee will—consistent with its past practice—design compensation programs that are in the best long-term interests of the Corporation and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2017 is set forth in the following table:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
PEO—John S. Stanik,	2017	627,000	0	595,168	476,803	1,791	30,242	1,731,004
Chief Executive Officer	2016 2015	612,750 550,000	0 25,000	688,107 201,659	74,000 103,600	911 17,612	24,235 32,274	1,400,003 930,145
PFO—Michael G. McAuley,	2017	346,000	0	166,740	173,720	0	26,013	712,473
Vice President, Chief Financial Officer and Treasurer	2016	226,667	14,000	149,747	41,000	0	7,408	438,822
Rose Hoover,	2017	372,269	0	243,656	223,963	368,365	15,782	1,224,035
President and Chief Administrative Officer	2016 2015	359,993 333,576	0 15,000	192,430 116,808	88,000 66,000	315,882 259,422	3,491 10,427	959,796 801,233
Rodney L. Scagline,	2017	333,550	0	148,456	128,174	19,033	27,896	657,109
President of Union Electric Steel Corporation	2016	298,753	0	146,961	45,000	4,659	19,467	514,840
Terrence W. Kenny,	2017	325,118	0	129,248	149,932	439,097	16,509	1,059,904
President of Air & Liquid Systems Corporation	2016 2015	317,487 310,160	0 0	113,696 100,779	105,000 128,000	281,489 185,520	8,958 12,834	826,630 737,293

(1)	The values set forth in this column represent the aggregate grant date fair value of awards of time-vesting restricted stock units (“RSUs”) and performance stock units (“PSUs”) pursuant to our 2011 Omnibus Incentive Plan and the 2016 Omnibus Incentive Plan, in each case consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. A portion of the PSUs (40% of the total target long-term incentive awards) becomes earned based on annually set EPS goals for each year in the three-year performance period, and the remaining portion (30% of the total target long-term incentive awards) becomes earned based on our relative TSR over the three-year performance period. Because EPS goals are separately set each year, the amount in the table above based on EPS performance reflects only the 2017 portion of the award. The portion related to 2018 and 2019 EPS goals will be treated as separate grants in those years. For the portion of the PSUs earned based on 2017 EPS performance, the grant date fair value was based on an assumed probable outcome of target performance. Had the grant date fair value for this portion of the PSUs been based on assumed maximum level of performance (i.e., at 150% of target), the grant date fair values for that portion of the PSUs in the table would have been as follows: $132,071 for Mr. Stanik; $40,698 for Mr. McAuley; $54,866 for Ms. Hoover, $39,900 for Mr. Scagline; and $27,930 for Mr. Kenny. For the relative TSR portion of the PSUs, the grant date fair value was calculated using the Monte Carlo methodology. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. For additional information on the PSUs, see “Long-Term Incentive Awards” discussion under the CD&A.

(2)	The change in value for 2017 is primarily attributable to a decrease in the discount rate from 4.25% to 3.72%. Changes in value for all three years are also influenced by annual changes in executive compensation and adjustments to mortality tables.

(3)	Represents company contributions to the 401(k) Plan, club memberships, and either the personal use of a company provided-vehicle or reimbursement for tax preparation and financial consulting services. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites.

2017 GRANTS OF PLAN BASED AWARDS TABLE

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
	Award		Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)	Threshold(2) (#)	Target(3) (#)	Maximum(4) (#)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
John S. Stanik	Annual Incentive	5/3/17	267,750	535,500	1,071,000
	PSUs (2017-2019)	5/3/17				14,815	19,753	29,630		276,542
	PSUs (2016-2018)	5/3/17				4,685	6,246	9,369		87,444
	PSUs (2015-2017)	5/3/17				1,745	2,327	3,490		32,578
	RSUs	5/3/17							14,186	198,604
Michael G. McAuley	Annual Incentive	5/3/17	87,000	174,000	348,000
	PSUs (2017-2019)	5/3/17				4,566	6,087	9,131		85,218
	PSUs (2016-2018)	5/3/17				1,088	1,451	2,177		20,314
	RSUs	5/3/17							4,372	61,208
Rose Hoover	Annual Incentive	5/3/17	93,750	187,500	375,000
	PSUs (2017-2019)	5/3/17				6,155	8,206	12,309		114,884
	PSUs (2016-2018)	5/3/17				1,468	1,957	2,936		27,398
	PSUs (2015-2017)	5/3/17				1,011	1,348	2,021		18,872
	RSUs	5/3/17							5,893	82,502
Rodney L. Scagline	Annual Incentive	5/3/17	75,690	151,380	302,760
	PSUs (2017-2019)	5/3/17				4,476	5,968	8,952		83,552
	PSUs (2016-2018)	5/3/17				1,068	1,424	2,136		19,936
	RSUs	5/3/17							3,212	44,968
Terrence W. Kenny	Annual Incentive	5/3/17	65,400	130,800	261,600
	PSUs (2017-2019)	5/3/17				3,134	4,178	6,266		58,492
	PSUs (2016-2018)	5/3/17				668	891	1,336		12,474
	PSUs (2015-2017)	5/3/17				872	1,163	1,745		16,282
	RSUs	5/3/17							3,000	42,000

(1)	The amounts shown in this column reflect the number of performance units that would be earned (subject to vesting) if the Corporation had met the threshold, target and maximum levels of both 2017 earnings per share (“EPS”) and relative TSR performance criteria. Because goals were not set in 2017 for the 2018 and 2019 EPS portion of the PSU awards, those portions were not considered granted in 2017. For 2017, the Corporation did not achieve the threshold level of its EPS goal for the year. See “Long-Term Incentive Award” discussion under the CD&A for additional details.

(2)	The “Threshold” amount in the above table represents the amount which could be earned under the incentive plan assuming achievement of the minimum level of performance.

(3)	The “Target” amount in the above table represents the amount payable under the incentive plan assuming target level of performance.

(4)	The “Maximum” amount in the above table represents the maximum capped amount which could be earned under the incentive plan assuming achievement of the maximum level of performance.

(5)	Amounts in this column reflect RSUs which vest in three equal annual installments beginning on the first anniversary of the May 3, 2017 grant date.

(6)

Amounts in this column reflect the dollar amount of the aggregate grant date fair value of the PSUs and RSUs granted during 2017 (at “target” level), computed in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. See footnote (1) to the Summary Compensation Table for additional details.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of shares or units of stock that have not vested(#)(1)	Market value of shares or units of stock that have not vested(#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(4)
John S. Stanik					25,329	314,080	17,568	217,843
Michael G. McAuley					6,554	81,270	4,848	60,115
Rose Hoover	20,000	0	37.89/share	9/4/2018	9,851	122,152	6,536	81,046
	13,334	0	13.37/share	2/19/2019
	20,000	0	25.77/share	2/18/2020
	11,500	0	25.18/share	5/6/2021
	11,500	0	17.67/share	5/3/2022
	11,500	0	17.16/share	5/2/2023
	11,500	0	20.00/share	4/29/2024
Rodney L. Scagline	5,000	0	17.16/share	5/2/2023	8,337	103,379	4,754	58,950
	7,500	0	20.00/share	4/29/2024
Terrence W. Kenny	20,000	0	37.89/share	9/4/2018	5,215	64,666	3,202	39,705
	16,500	0	13.37/share	2/19/2019
	20,000	0	25.77/share	2/18/2020
	11,500	0	25.18/share	5/6/2021
	11,500	0	17.67/share	5/3/2022
	11,500	0	17.16/share	5/2/2023
	11,500	0	20.00/share	4/29/2024

(1)	The amounts shown in this column reflect the aggregate number of unvested RSUs granted on May 5, 2015, May 5, 2016, and May 3, 2017. These unvested RSUs vest in three equal annual installments beginning May 5, 2016, May 5, 2017, and May 3, 2018, respectively, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
John S. Stanik	5/5/2015	1,750	5/5/2018
	5/5/2016	4,696	5/5/2018
	5/5/2016	4,697	5/5/2019
	5/3/2017	4,728	5/3/2018
	5/3/2017	4,729	5/3/2019
	5/3/2017	4,729	5/3/2020
Rose Hoover	5/5/2015	1,014	5/5/2018
	5/5/2016	1,472	5/5/2018
	5/5/2016	1,472	5/5/2019
	5/3/2017	1,964	5/3/2018
	5/3/2017	1,964	5/3/2019
	5/3/2017	1,965	5/3/2020
Michael G. McAuley	5/5/2016	1,091	5/5/2018
	5/5/2016	1,091	5/5/2019
	5/3/2017	1,457	5/3/2018
	5/3/2017	1,457	5/3/2019
	5/3/2017	1,458	5/3/2020
Terrence W. Kenny	5/5/2015	875	5/5/2018
	5/5/2016	670	5/5/2018
	5/5/2016	670	5/5/2019
	5/3/2017	1,000	5/3/2018
	5/3/2017	1,000	5/3/2019
	5/3/2017	1,000	5/3/2020
Rodney Scagline	5/5/2015	1,909	5/5/2018
	5/5/2016	1,071	5/5/2018
	5/5/2016	1,071	5/5/2019
	5/3/2017	1,428	5/3/2018
	5/3/2017	1,429	5/3/2019
	5/3/2017	1,429	5/3/2020

(2)	The amounts shown in this column represent the market value of these stock awards based on a closing market price of $12.40 per share as of the close of trading on December 29, 2017 (the last trading day of our fiscal year).

(3)

The amounts shown in this column include the relative TSR portion of the PSUs awarded in 2016 and 2017 that remain subject to future performance. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals. The actual number may be more or less depending on the company’s performance during the applicable three-year performance period. All PSUs are scheduled to vest as summarized below:

Name	Grant Date	# of Unvested Shares	Vesting Date	Total(#)
John S. Stanik
	5/5/2016	7,470	5/5/2019
	5/3/2017	10,098	5/3/2020
				17,568
Michael G. McAuley
	5/5/2016	1,736	5/5/2019
	5/3/2017	3,112	5/3/2020
				4,848
Rose Hoover
	5/5/2016	2,341	5/5/2019
	5/3/2017	4,195	5/3/2020
				6,536
Rodney L. Scagline
	5/5/2016	1,703	5/5/2019
	5/3/2017	3,051	5/3/2020
				4,754
Terrence W. Kenny
	5/5/2016	1,066	5/5/2019
	5/3/2017	2,136	5/3/2020
				3,202

For PSUs awarded in 2015, the relative TSR performance of the Corporation for the 2015-2017 performance period was below the threshold value so no stock will be issued at vesting date (May 5, 2018) with respect to the 2015 awards.

(4)	The amounts shown in this column represent the value of the TSR portion of the unvested PSUs based on the closing market price of our common stock ($12.40) as of the close of trading on December 29, 2017.

2017 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information concerning the vesting of a portion of RSUs held by the NEOs during 2017. None of the NEOs exercised any stock options during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
John Stanik	6,445	95,064
Michael G. McAuley	1,091	16,092
Rose Hoover	2,484	36,639
Rodney L. Scagline	2,978	43,926
Terrence W. Kenny	1,544	22,774

(1)	The amounts in this column represent the number of shares acquired upon vesting of RSUs on May 5, 2017.

(2)	Amounts in this column represent the value of the shares at $14.75 per share, which was the closing stock price on May 5, 2017. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the RSUs.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain of its current and former executives; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. Ms. Hoover and Mr. Kenny are the only named executive officers who are participants in the SERP. The Corporation also maintains a tax-qualified defined benefit pension plan (the “Plan”) that covers substantially all regular employees, including each of the named executive officers other than Mr. McAuley. Mr. Scagline is also entitled to receive benefits under the defined benefit pension plan of Akers National Roll Company (the “Akers Plan”), his former employer and a current subsidiary of the Corporation. Benefit accruals under the Plan were frozen effective June 30, 2015. Benefit accruals under the Akers Plan were frozen effective as of May 31, 2016. The SERP has not been frozen for the participating named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Earnings for this purpose generally include all cash compensation, including base salary and annual incentive awards, but excludes certain extra compensation such as compensation from the exercise of stock options. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(1)(5) ($)	Payments During Last Fiscal Year ($)
John Stanik	Plan	1	20,314	0
Michael G. McAuley	Plan	0	0	0
Rose Hoover(2)	Plan SERP	36 38	2,091,793 1,631,143	0 0
Rodney L. Scagline	Plan Akers Plan	4 5	80,864 49,388	0 0
Terrence W. Kenny(3)	Plan SERP	31 33	1,922,220 1,272,001	0 0

(1)	Benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(2)	Ms. Hoover is eligible for early retirement as of December 31, 2017. Assuming a December 31, 2017 retirement, the present value of accumulated plan benefits is $2,091,793 for the Plan and $1,631,143 for the SERP.

(3)	Mr. Kenny is eligible for early retirement as of December 31, 2017. Assuming a December 31, 2017 retirement, the present value of accumulated plan benefits is $1,509,199 for the Plan and $998,686 for the SERP. These amounts are lower than those reported above since they are (i) with respect to the Plan, reduced for early retirement at age 58 with at least 15 years of service and (ii) with respect to the SERP, reduced for early retirement at age 58 with at least 10 years of service.

(4)	The present value of accumulated retirement and SERP benefits was determined using the following:

a.	Normal retirement age, RP2014 White Collar Post Commencement Mortality projected generationally with the Conduent Modified 2017 Scale for December 31, 2017 financial disclosures.

b.	Payment commencement age of the earlier of (i) age 65 or (ii) age 62 with 30 years of service.

c.	Annuity form of payment of a life annuity for benefits from the Retirement Plan and the Akers Plan and as 50% joint and survivor annuity for benefits from the SERP.

d.	The discount rate for the year ending December 31, 2017 was 3.72%. The rate for the prior year was 4.25%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As of December 31, 2017, the Corporation did not have any agreements or programs providing special severance or other benefits in the event of a termination of an executive officer prior to a change in control of the Corporation, except that Mr. Stanik’s offer letter with the Corporation provides him with a severance benefit equal to 12 months of salary in case of termination without cause. Had Mr. Stanik been terminated without cause as of December 31, 2017, this severance benefit would have equaled $630,000.

RSUs and PSUs outstanding at the end of 2017 include special vesting provisions in case of termination of employment due to the participant’s death or disability. In that case, RSUs become fully vested and PSUs become vested as follows: (A) for the TSR portion, a prorated number of the PSUs will become immediately earned and vested as of the date of such termination assuming target performance and based on the portion of the performance period completed through the date of such termination; (B) for any performance-adjusted PSUs related to the EPS portion for any previously completed year in the performance period, such performance-adjusted PSUs will become immediately earned and vested as of the date of such termination; (C) for the one-third portion of the EPS portion being earned for the year of such termination, a prorated number of such PSUs shall become immediately earned and vested as of the date of such termination assuming target performance and based on the portion of the applicable year completed through the date of such termination; and (D) for any one-third portion of the EPS portion to be earned for any year beginning after the year of such termination, such PSUs will be immediately canceled as of the date of termination. Had each named executive officer terminated employment with the Corporation as of December 31, 2017 due to death or disability, based on the closing price of the Corporation’s common stock on December 31, 2017 of $16.75, the value of the RSUs and PSUs vesting on that date would have been as follows: Mr. Stanik—$553,672; Mr. McAuley—$131,076; Ms. Hoover—$214,443; Mr. Scagline—$182,739; and Mr. Kenny—$106,396.

Upon the occurrence of a change in control, under the terms of the 2011 Omnibus Incentive Plan, any outstanding stock options become immediately vested and exercisable. As of December 31, 2017, all outstanding options held by the named executive officers were already fully vested. Therefore, had a change in control occurred as of December 31, 2017, this change in control vesting provision would not have applied.

In the event a change in control occurs and, within 24 months after the change in control a named executive officer’s employment is terminated by the Corporation without cause or by the executive for good reason, the named executive officer would be eligible to receive the following payments:

•

Per the terms of change in control agreements between the Corporation and each named executive officer, the named executive officer would be entitled to receive (i) three times the sum of annual salary and bonus paid for the prior year, (ii) continuation of employee benefits for two years (three years for Mr. Stanik), (iii) cash payment in cancellation of outstanding stock options equal to the spread (if any) based on the greater of the stock price at termination and the price received in the change in control and the exercise price, and (iv) the right to purchase the leased car used by the covered individual at the Corporation’s then book value.

•

Per the terms of the SERP, assuming the named executive officer has at least five years of service at the date of termination, the named executive officer becomes vested in the benefits under the plan (if not already eligible for early retirement) payable in a lump sum (without reduction for early retirement and based on certain specified assumptions).

•	Per the terms of the 2015, 2016 and 2017 RSUs and PSUs, vesting accelerates on the same basis as described above for termination due to death or disability.

The Corporation does not provide any tax gross-up payments under these agreements related to excise taxes under Internal Revenue Code Section 280G and 4999, or otherwise. Instead, the agreements provide for a cutback in benefits to avoid triggering such excise taxes, unless the named executive officer would receive a greater after-tax amount without such cutback.

If a named executive officer’s employment was terminated without cause or with good reason on December 31, 2017 within 24 months after a change in control, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Payments Upon Termination Without Cause/With Good Reason After Change in Control

Name	Severance($)	Benefits Continuation($)	SERP Vesting($)	Equity Vesting($)	Total($)*
John S. Stanik	2,112,000	63,422	0	553,672	2,729,094
Michael G. McAuley	1,167,000	50,468	0	131,076	1,348,544
Rose Hoover	1,389,000	38,834	1,824,778	241,433	3,494,045
Rodney L. Scagline	1,144,200	36,572	0	182,739	1,363,511
Terrence W. Kenny	1,296,000	38,184	2,603,843	106,396	4,044,423

*	Note: No value is included for the potential option cash out under the change in control agreement because all of the unvested options are currently underwater. The potential purchase of the leased car at book value under the change in control agreement is not considered compensatory for purposes of this table.

Under the 2011 Omnibus Incentive Plan and the 2016 Omnibus Incentive Plan, for purposes of vesting of options (under the 2011 Plan), and RSUs and PSUs (under the 2016 Plan), a “change in control” occurs:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the effective date of the 2011 Omnibus Incentive Plan and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on that effective date;

•

Upon consummation (i.e. closing) of a reorganization, merger or consolidation involving the Corporation, unless, following such reorganization, merger or consolidation, the owners of the Corporation before the transaction own more than 75% of the resulting entity;

•	Upon consummation (i.e. closing) of a sale of substantially all of the Corporation’s assets, unless the owners of the Corporation before the transaction own more than 75% of the purchaser; or

•	If there is a complete liquidation or dissolution of the Corporation.

A “change in control” occurs for purposes of the change in control agreements and the SERP:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority on the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

A termination for “cause” occurs in each of the following cases:

•

willful and continued failure to substantially perform duties (other than due to disability) consistent with the named executive officer’s position with the Corporation (subject to notice and cure provisions);

•	willful engagement in conduct that is demonstrably and materially injurious to the Corporation; or

•	the named executive officer’s conviction of a felony, or conviction of a misdemeanor involving assets of the Corporation.

A named executive officer may claim “good reason” for termination in the following events, subject to certain notice requirements and an opportunity for the Corporation to cure:

•	a reduction in scope of duties and authority or adverse change in reporting relationship;

•	a reduction in base salary or bonus (unless similar reductions in bonuses are made for all executives);

•	relocation of the executive by the Corporation greater than 25 miles;

•

the failure by the Corporation to continue in effect any of the Corporation’s employee benefit plans, policies, practices in which the named executive officer participated before the change in control; or

•	failure to cause the change in control agreement to be assumed by the Corporation’s successor.

CEO PAY RATIO DISCLOSURE

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John S. Stanik, our CEO.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than our CEO) was $50,519; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $1,731,004.

Based on this information, for 2017 the ratio of the annual total compensation of John S. Stanik, our Chief Executive Officer, to the median of the annual total compensation of all our employees was 34 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

•

We determined that, as of December 31, 2017, our employee population consisted of approximately 1,771 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

•

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees, as reflected in our payroll records for the twelve-month period beginning January 1, 2017 and ending December 31, 2017. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $50,519.

•	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this proxy statement.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

William K. Lieberman, Chairman

Paul A. Gould

Carl H. Pforzheimer, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2017, the Compensation Committee was comprised of Paul A. Gould, William K. Lieberman (Chairman) and Carl H. Pforzheimer, III. None of those individuals has ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website at www.ampcopittsburgh.com. Under these policies and procedures, the Corporation’s management is responsible for determining whether a particular transaction should be referred to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee then determines whether to approve, ratify, revise the terms of, reject the transaction or refer the transaction to the full Board or another appropriate committee of the Board for approval or ratification. The policy and procedures apply to transactions involving an amount in excess of $120,000 in which a related person has a direct or indirect material interest. The policy and procedures generally do not apply to employment matters (except employment of an executive officer who is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions, transactions such as payment of dividends where all shareholders receive the same proportional benefits and transactions involving competitive bids.

Pursuant to the Retirement and Consulting Agreement, effective January 1, 2015 and amended effective as of March 2, 2016, between the Corporation and Mr. Robert Paul, the Corporation’s former CEO, the Corporation paid Mr. Paul $677,581 in 2017 for the consulting services requested from time to time by the Board or the CEO.

J. Fredrik Strömholm is a former partner of Altor Equity Partners AB (“Altor Partners”). Altor Partners is the investment advisor to Altor Fund, which owns Åkers Holding AB (“Åkers Holdings”). Mr. Strömholm is also an owner of and indirect investor in Altor. On March 3, 2016 the Corporation completed its acquisition of all of the outstanding stock of Åkers AB and certain of its affiliated companies (collectively, the “Acquired Companies”) from Åkers Holdings. The Corporation acquired the Acquired Companies in exchange for aggregate consideration of approximately $75,000,000, consisting of: (i) $29,399,000 in cash; (ii) 1,776,604 shares of the Corporation’s Common Stock; and (iii) two subordinated promissory notes in the aggregate initial principal balance of approximately $22,619,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and discussed those matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards with Deloitte & Touche LLP (“Deloitte”).

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees billed to the Corporation by Deloitte:

	2017	2016
Audit fees (a)	$1,343,263	$1,556,348
Audit-related fees (b)	$2,695	36,598
Tax fees (c)	$177,642	260,705
All other fees	—	—

Total	$1,523,600	$1,853,651

(a)	Fees for audit services primarily related to the audit of (1) the Corporation’s annual consolidated financial statements and its internal control over financial reporting and (2) statutory filings for the Corporation’s foreign subsidiaries.

(b)	Fees for audit-related services in 2017 primarily related to the subscription fee for Deloitte’s research guidance, whereas fees in 2016 primarily related to an audit of an employee benefit plan of the Corporation and due diligence of an acquisition.

(c)	Fees for tax services for 2017 primarily related to tax advice provided in tax restructuring transactions and transfer pricing studies.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC. All services provided by Deloitte and reflected in the table above were approved by the Audit Committee in accordance with the policy described below.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy is reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Michael I. German

Paul A. Gould

William K. Lieberman

Ernest G. Siddons

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

(Proposal 3)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm for 2018. Shareholder ratification of the selection of Deloitte as the Corporation’s independent registered public accounting firm is not required by the Corporation’s Articles of Incorporation as amended, or Amended and Restated By-laws. The Corporation is submitting the selection of Deloitte to the shareholders for ratification because the Board of Directors considers it to be the best practice in corporate governance to do so. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but Deloitte may still be retained.

Representatives of Deloitte are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DELOITTE RATIFICATION PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2017, with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,075,576	$23.61	878,631
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,075,576	$23.61	878,631

(1)	Includes 260,241 unvested RSUs and PSUs (assuming target performance) issued under the Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan and the Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan.

(2)	Does not reflect RSUs or PSUs included in the first column, which do not have an exercise price.

SHAREHOLDER PROPOSALS FOR 2019

Any shareholder who wishes to place a proposal before the 2019 Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not later than November 16, 2018 to have it considered for inclusion in the proxy statement for the Annual Meeting in 2019.

If a shareholder otherwise wishes to propose proper business from the floor for consideration at the 2019 Annual Meeting, the Corporation’s Amended and Restated Bylaws provide that (i) the shareholder must notify the Corporation’s Secretary in writing, (ii) the shareholder’s notice must be received at the Corporation’s executive offices not earlier than January 9, 2019 and not later than February 8, 2019 and (iii) the shareholder’s notice must contain the specific information set forth in the Corporation’s Amended and Restated Bylaws. These requirements apply only to matters to be brought before the 2018 Annual Meeting which have not been submitted for possible inclusion in the Corporation’s 2019 proxy materials.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

AMPCO-PITTSBURGH CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

IF YOU CHOOSE TO CUMULATE VOTES FOR DIRECTORS YOU MUST VOTE BY MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37367-P03581                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

AMPCO-PITTSBURGH CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	Election of Directors Nominees:		☐	☐	☐

	01)	Michael I. German
	02)	Ann E. Whitty

Vote on Proposals								For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of the named executive officers.							☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2018.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1; AND A VOTE “FOR” ITEM 2 AND ITEM 3.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, multiply the number of shares held by you by two and vote the result for the nominees listed in any proportion, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 9, 2018:

The Notice and Proxy Statement and the 10-K Wrap of the Corporation are available at

http://www.Ampcopittsburgh.com/investors; and

The Notice and Proxy Statement and 10-K Wrap are also available at www.proxyvote.com.

E37368-P03581

AMPCO-PITTSBURGH CORPORATION

Annual Meeting of Shareholders May 9, 2018 10:00 A.M.

The undersigned hereby appoints Maria Trainor and Michael G. McAuley and each of them, as proxies with full power of substitution to vote, as specified on the reverse side, the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in the Adams Room, 4th Floor, 325 Sixth Avenue, Pittsburgh, PA, on Wednesday, May 9, 2018, at 10:00 A.M., and any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY); FOR PROPOSAL 2; AND FOR PROPOSAL 3. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

CUMULATE ____________________________________________________________________________ ________________________________________________________________________________________
(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)